Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

NETARX LLC,

a Michigan limited liability company

AS BUYER

and

ANALYSTS INTERNATIONAL CORPORATION

a Minnesota corporation

AS SELLER

August 4, 2009

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated August 4, 2009, is made by and between Netarx LLC, a Michigan limited liability company (“Buyer”), and Analysts International Corporation, a Minnesota corporation (“Seller”).

RECITALS

Seller desires to sell, and Buyer desires to purchase, certain assets of Seller for the consideration and on the terms set forth in this Agreement.

The Parties, intending to be legally bound, agree as follows:

1.                                       Certain Definitions.

1.1.                              For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1:

1.2.                              “Acquired Assets” — as defined in Section 2.

1.3.                              “Action” — as defined in Section 10.8.

1.4.                              “Affiliate” — any Person that directly or indirectly controls, is controlled by, or is under common control with Buyer, where “control” means (i) the power to direct (or cause the direction of) the management and policies of a Person, whether through ownership of voting securities, through contract or otherwise, or (ii) ownership of at least twenty percent (20%) of the voting stock, shares or interests of such Person.  A Person that otherwise qualifies under this definition will be included within the meaning of “Affiliate” even though acquired after the execution of this Agreement.

1.5.                              “Agreement” — this Asset Purchase Agreement, dated August 4, 2009, made by and between Buyer and Seller, including all Exhibits attached hereto.

1.6.                              “Assumed Liabilities” — as defined in Section 6.

1.7.                              “Best Efforts” —  the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden except as required by this Agreement.

1.8.                              “Breach” — any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

Asset Purchase Agreement between Netarx LLC and Analysts International Corporation

1.9.                              “Contemplated Transactions” — all of the transactions contemplated by this Agreement.

1.10.                        “Cost Basis” — as defined in Section 2.3.

1.11.                        “Customer Consents” — as defined in Section 2.1.4.

1.12.                        “Customer Contracts” — the customer agreements identified on Exhibit A, attached hereto and made a part hereof.

1.13.                        “Customer Credits” — amounts received by Seller prior to the Effective Date from customers of its VAR Business in excess of the balances owed to Seller by such customers.

1.14.                        “Deferred Revenues” — prepayments actually received by the Seller prior to July 4, 2009 for services to be rendered by Buyer after the Effective Date in respect of certain Customer Contracts, which equal $820,774.88, as the same are substantiated on Exhibit B2.

1.15.                        “Effective Date” — the date on which this Agreement is executed.

1.16.                        “Encumbrance” — lien, option, pledge, security interest, encumbrance, charge, agreement, restriction and claim of any kind whatsoever, whether legal or equitable, including, but not limited to, rights of first refusal or other similar restrictions on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

1.17.                        “Excluded Assets” — as defined in Section 4.1.

1.18.                        “GAAP” — Generally Accepted Accounting Principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

1.19.                        “Liability” — with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

1.20.                        “Material Adverse Effect” — means, with respect to any Person, any event, change in or effect that is or would:  (i) be materially adverse to the business, financial condition or results of operations of such Person and its Subsidiaries or the VAR Business, or (ii) prevent the ability of such Person to consummate the Contemplated Transactions or to perform its obligations hereunder; in each case, other than any such event, change or effect to the extent resulting from (1) any change, development, circumstance, event or occurrence generally affecting the industries in which the Seller operates, provided the Seller is not disproportionately affected by such change, development, circumstance, event or occurrence, (2) any change in the economy or the financial or securities markets in general, provided the Seller is not disproportionately affected by such change, or political conditions in the United States or any acts of terrorism, military actions or war, (3) this Agreement or the transactions contemplated hereby, including the announcement or pendency thereof, (4) any fees expenses incurred in connection with the transactions contemplated by this Agreement, or (5) any change in any law or GAAP or the interpretation thereof.

1.21.                        “Material Breach” — any Breach that is important, substantial or significant.

1.22.                        “Note” — as defined in Section 5.2.2.

1.23.                        “Ordinary Course of Business” — an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action;

1.23.1.                           Is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

1.23.2.                           Does not require authorization by the board of directors, shareholders or partners of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

1.23.3.                           Is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

1.24.                        “Party” and “Parties” — Seller and Buyer are sometimes individually referred to herein as a Party or collectively referred to herein as the Parties.

1.25.                        “Permitted Encumbrances” — the Encumbrances identified on Exhibit E, if any.

1.26.                        “Person” — an individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity.

1.27.                        “Purchase Price” — as defined in Section 5.1.

1.28.                        “Record” — information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

1.29.                        “Recruited Employee” — as defined in Section 13.1.

1.30.                        “Representative” — with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

1.31.                        “Subleases” — as defined in Section 3.

1.32.                        “Tangible Personal Property” — as defined in Section 2.1.5.

1.33.                        “Third Party” — a Person that is not a Party to this Agreement.

1.34.                        “Transitional Services Agreement” — as defined in Section 15.1.

1.35.                        “VAR Business” — the business currently operated by Seller of providing the types of services generally required of Seller in connection with the Customer Contracts through use of the Acquired Assets delineated in Section 2.1 below.

2.                                       Sale and Transfer of Assets.

2.1.                              Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s worldwide right, title and interest in and to the following assets wherever they exist throughout the world (the “Acquired Assets”) (but excluding the Excluded Assets):

2.1.1.                     The VAR Business conducted by Seller as a going concern through use of the enumerated assets to be conveyed pursuant to this Agreement.  The VAR Business includes any and all goodwill associated with said business and the assets owned, licensed (to the extent transferable) or used by Seller in connection with the operation of said business, as the same are identified in the Exhibits to this Agreement.

2.1.2.                     To the extent transferable, all third party warranties directly associated with the VAR Business or the Acquired Assets.

2.1.3.                     To the extent permitted under applicable law or regulations, all licenses, permits and authorizations held by Seller relating to the VAR Business or the Acquired Assets, including but not limited to the licenses, permits and authorizations set forth on Exhibit J.

2.1.4.                     The Customer Contracts identified on Exhibit A hereto (subject to the receipt of any required consents to the assignment to Buyer (or its Affiliate, if applicable) of any such Customer Contracts; hereinafter, the “Customer Consents”).  Seller represents that the Customer Contracts listed on Exhibit A represent Seller’s best estimate of all of Seller’s contracts related to the VAR Business and Seller agrees that not later than sixty (60) days after execution of this Agreement, Seller will endeavor in good faith, working cooperatively with Buyer, to add any of Seller’s customer contracts related to the VAR Business that were omitted in the preparation of Exhibit A to the list of contracts of the VAR Business to be included in the definition of Customer Contracts and the Acquired Assets conveyed to Buyer pursuant to this Agreement.  For the avoidance of doubt, Seller’s project # 145097 for the Novi Schools is not one of the contracts to be assigned to Buyer; Seller will perform that project and collect all revenues derived therefrom.

2.1.5.                     Subject to and on the terms set forth in Section 14 hereof, all right, title and interest in the furniture, fixtures, equipment, supplies and other fixed assets used in connection with the VAR Business operated out of Seller’s locations, as listed on Exhibit B attached hereto (the “Tangible Personal Property”).  Seller represents that the Tangible Personal Property listed on Exhibit B represents Seller’s best estimate of such assets used in the VAR Business and Seller agrees that not later than sixty (60) days after execution of this Agreement Seller will endeavor in good faith, working cooperatively with Buyer, to update Exhibit B to add any furniture, fixtures, equipment, supplies or other fixed assets omitted in the preparation of Exhibit B to the list of Tangible Personal Property to be included in the Acquired Assets conveyed to Buyer pursuant to this Agreement.

2.1.6.                     To the extent legally permissible under applicable laws or regulations (as such laws or regulations may be updated from time to time within a reasonable period of time after the Effective Date): the contents of VAR Business databases, lists of VAR Business customers and vendors, VAR Business sales and business records and advertising and promotional materials, VAR Business inventory, operating and production records and copies of the personnel records of VAR Business employees (including any updates that may occur after the Effective Date), the credit records of customers and vendors of the VAR Business, accounting, banking and financial records of the VAR Business (including any financial statements of the VAR Business), and similar assets, including, but not limited to, those provided to Buyer during its due diligence investigation of the VAR Business prior to the Effective Date.

2.1.7.                     The intellectual property and other intangible rights identified on Exhibit B1 attached hereto.  Seller represents that the intellectual property listed on Exhibit B1 represents Seller’s best estimate of such assets used in the VAR Business and Seller agrees that not later than sixty (60) days after execution of this Agreement, Seller will endeavor in good faith, working cooperatively with Buyer, to update Exhibit B1 to add any intellectual property or other intangible rights omitted in the preparation of Exhibit B1 to the list of intellectual property and other intangible rights to be included in the Acquired Assets conveyed to Buyer pursuant to this Agreement.

2.1.8.                     All salable and usable inventories relating to the VAR Business set forth in Exhibit B3.

2.1.9.                     Software, computer programs, source and object codes used in or relating to the VAR Business or the Acquired Assets identified on Exhibit B4.  Seller represents that the software, etc. listed on Exhibit B4 represents Seller’s best estimate of such assets used in the VAR Business and Seller agrees that not later than sixty (60) days after execution of this Agreement, Seller will endeavor in good faith, working cooperatively with Buyer, to update Exhibit B4 to add any software, computer programs, source codes or object codes omitted in the preparation of Exhibit B4 to the list of intellectual property and other intangible rights to be included in the Acquired Assets conveyed to Buyer pursuant to this Agreement (to the fullest extent permitted under any applicable license agreement but subject to the limitations set forth in Exhibit B4).

2.1.10.               To the extent permissible under applicable law and pursuant to the terms of any such agreements, all rights to enforce any confidentiality agreements relating to the VAR Business.

2.2.                              Title and risk of loss with respect to the Acquired Assets and the Assumed Liabilities shall transfer to Buyer upon the Effective Date.

2.3.                              The Parties agree that the cost basis for work to be performed by Buyer after the Effective Date for which Seller has previously received Deferred Revenues is $568,290 (the “Cost Basis”).  Buyer agrees to absorb the Cost Basis for work involving such Deferred Revenues as part of its on-going operations of the Business, but Buyer will be entitled to reimbursement from Seller for costs incurred by Buyer in completing such work that are in excess of the Cost Basis (but not to exceed the aggregate amount of the Deferred Revenues).  For purposes of this Agreement the effective date of determining such Deferred Revenues will be the close of business on July 4, 2009; provided, however, that to the extent of any increase in Deferred Revenues between such date and the Effective Date, the parties shall negotiate in good faith to determine a cost-basis for work to be performed by Buyer after the Effective Date with respect to such incremental Deferred Revenues, and the Buyer shall be entitled to reimbursement from Seller for costs incurred by Buyer in completing such work within thirty (30) days of Buyer invoicing Seller for such costs.

3.                                       Sublease of Premises.

Promptly after execution hereof, the Seller and Buyer shall work together to cause subleases in substantially the form of Exhibit C attached hereto and made a part hereof (the “Subleases”) to be executed.  In the alternative, Buyer will enter into new lease agreements for the relevant premises directly with their respective landlords.

4.                                       Excluded Assets.

Notwithstanding anything to the contrary contained in Section 2 or elsewhere in this Agreement, no assets of Seller of any kind are part of the sale and purchase contemplated hereunder unless identified in Section 2 hereof.  All such assets are excluded from the Acquired Assets and shall remain the exclusive property of Seller after the Effective Date (the “Excluded Assets”).  For purposes of clarity, the term Excluded Assets also includes (a) any and all written or oral contracts or agreements (other than the Customer Contracts); (b) any and all employment benefit or profit sharing plans; (c) Seller’s working capital; and (d) the accounts receivable and associated collections and payments for work-in-process prior to the Effective Date with respect to any aspect of the VAR Business.

5.                                       Consideration.

5.1.          The consideration for the Acquired Assets (the “Purchase Price”) will be Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00) plus the Assumed Liabilities, as hereinafter set forth.  The portion of the Purchase Price payable by way of the Note is subject to certain vesting conditions as set forth in Exhibit N hereto.

5.2.          Contemporaneously with its execution of this Agreement, Buyer will deliver to Seller:

5.2.1.       The sum of Three Million Dollars ($3,000,000.00) by wire transfer of immediately available funds to accounts specified by Seller (subject to offset in the amount of $245,505.98, the agreed-upon balance of the Customer Credits as delineated in Exhibit B5); and

5.2.2.       A non-negotiable promissory note in the face value of up to Seven Hundred Fifty Thousand Dollars ($750,000.00), in the form set forth in Exhibit K attached hereto and made a part hereof (the “Note”).

6.                                       Assumed Liabilities.

Buyer shall not assume and shall not be liable for any debts, liabilities or obligations of Seller, regardless of the type or nature of such debts, liabilities and obligations, other than the following (the “Assumed Liabilities”):

6.1.          All Liabilities under the Customer Contracts of any kind arising from and after the Effective Date, only to the extent any such Liability is based on services or products provided by Buyer under the Customer Contracts subsequent to the Effective Date (including the agreed upon cost-basis for work related to any Deferred Revenue as contemplated by Section 2.4); and specifically excluding warranty obligations based on services provided by Seller under the Customer Contracts prior to the Effective Date.

6.2.          The Permitted Encumbrances listed on Exhibit D.

7.                                       Allocations.

Within thirty (30) days after the Effective Date, the Parties shall work together, cooperatively and in good faith, to prepare a Purchase Price allocation which, when completed and signed by both Parties, shall become Exhibit E to this Agreement.  After completion of said Exhibit E, the Parties shall make consistent use of the allocation, fair market value and useful lives specified in Exhibit E for all tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Internal Revenue Code.  Buyer shall prepare and deliver IRS Form 8594 in draft form to Seller within forty-five (45) days prior to the filing due date for such form, and shall thereafter promptly file such form with the IRS unless Seller has a reasonable objection to its contents.  In any action or proceeding related to the determination of any tax assessed based on, related to arising out of such allocation, neither Party shall contend or represent that such allocation is not a correct allocation.

8.                                       Deliverables.

8.1.          Buyer acknowledges receipt of the following from Seller:

8.1.1.       A bill of sale for the Tangible Personal Property in the form of Exhibit F executed by Seller;

8.1.2.       A certificate executed by Seller as to the accuracy of its representations and warranties as of the date of this Agreement and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Effective Date;

8.1.3.       Certified resolutions of the Seller approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions;

8.1.4.       For each former employee of Seller to be employed by Buyer, the waivers required by Section 13.2 in the form of Exhibit G.

8.2.          Seller acknowledges receipt of the following from Buyer:

8.2.1.       The Purchase Price; and

8.2.2.       A certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Effective Date.

9.                                       Limited Scope.

Except as otherwise expressly set forth in this Agreement, the Contemplated Transactions shall be without any express, implied, statutory or other warranty or representation as to the condition, quantity, quality, fitness for particular purpose, conformity to models or samples of materials or merchantability of any of the assets conveyed hereunder, their fitness for any purpose, and without any other express, implied, statutory or other warranty or representation whatsoever.

10.                                 Representations and Warranties of Seller.

Except as set forth in one of the exhibits to this Agreement, Seller represents and warrants to Buyer as follows:

10.1.        Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and is duly qualified to conduct business in each jurisdiction in which the ownership of the Acquired Assets requires such qualification or where the failure to be so qualified would not have a Material Adverse Effect on Seller’s ownership or ability to transfer the Acquired Assets.

10.2.        Seller has the full corporate power and authority to enter into and perform its respective obligations under this Agreement without the consent or approval of any other person, entity or governmental agency.

10.3.        The execution, delivery and performance of this Agreement and each of the other ancillary transaction documents and the consummation of the Contemplated Transactions have been duly authorized by all necessary corporate action of Seller.  This Agreement and the other transaction documents have been duly executed and delivered by Seller, and are the valid and binding obligations of Seller in accordance with their respective terms, subject as to enforceability by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws or equitable principles now or hereafter in effect relating to or affecting the rights of creditors generally.

10.4.        No Conflict.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with, result in a material breach of any provision of, constitute a material default under, result in the material modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which Seller is a party or to which Seller or any of its interest in any of the Acquired Assets are subject; (b) result in the creation of any Encumbrances upon, or any person obtaining the right to acquire, any of the Acquired Assets; (c) violate or conflict with any law, ordinance, code, rule, regulation, decree, order or ruling of any court, arbitral body or governmental authority, to which Seller or any of its interest in any of the Acquired Assets are subject; or (d) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority or any other person or entity, other than as herein set forth with respect to Customer Contracts for which consents will be sought after the Effective Date.

10.5.        Compliance with Law.  As relates to the VAR Business, Seller is in material compliance, and has materially complied, with all applicable laws and has not received any notice of any violation of any such laws.  To Seller’s knowledge, Seller has not been subject to any investigations or reviews with respect to the VAR Business and, to Seller’s knowledge, no basis exists for any such review or investigation.  Seller has all material licenses, permits, approvals and other authorizations, and have made all necessary filings and registrations, which are necessary in order to conduct its VAR Business.  All such licenses permits, approvals and other authorizations are in full force and effect and no violations are outstanding or, to Seller’s knowledge, have been incurred with respect to such licenses, permits, approvals and other authorizations.

10.6.        Taxes.  Seller has paid all taxes, and filed all tax returns required to be filed by it in relation to the VAR Business including, but not limited to personal property tax, sales tax, federal and state income tax and withholding and employment tax.  There is no claim or assessment pending or, to Seller’s knowledge, threatened against Seller for any alleged deficiency in taxes and Seller has not received any notice of any audit or investigation with respect to any liability of Seller for taxes.

10.7.        Title.  Seller owns the Acquired Assets free and clear of all Encumbrances and Seller is exclusively entitled to possess and dispose of any interest in the Acquired Assets to Buyer.

10.8.        Litigation.  There is no Action (defined below) pending, or, to Seller’s knowledge, threatened against Seller involving the VAR Business or that otherwise  may have the effect of preventing, delaying, making illegal or otherwise or interfering Seller’s performance of its obligations under this Agreement and, to the knowledge of Seller, no basis exists for any such Action.  There are no existing or, to Seller’s knowledge, threatened orders, judgments or decrees of any court or other authority applicable to the VAR Business.  For the purposes of this Agreement, “Action” means any audit, action, suit, arbitration, inquiry, hearing, proceeding or investigation by or before any court of competent jurisdiction, governmental or other regulatory or administrative agency or commission or arbitral panel.

10.9.        Intangibles and Intellectual Property.  Seller has the complete and unrestricted right to use and own and has the exclusive right to convey or assign all of its owned Intangibles and Intellectual Property.  To the knowledge of Seller, there has been no infringement, misappropriation or misuse of any of Seller’s Intangibles and Intellectual Property or any other proprietary information related to the VAR Business.  Seller has not infringed on, misappropriated or misused any third party’s intellectual property or trade secrets.

10.10.      Customer Contracts.  Seller has complied in all material respects with the provisions of each of the Customer Contracts and Seller is not in default under any such Customer Contracts, and, to the knowledge of Seller, no other party to any of the Customer Contracts has failed to comply in any material respect with, or is in default under, the provisions of such Customer Contract.  Subject to the requirement to obtain Customer Consents, as of the Effective Date, all of the Customer Contracts are legal, valid, binding, enforceable and in full force and effect.

10.11.      With respect to the ten largest VAR Business customers, on the basis of cost of goods or services purchased for the most recent fiscal year, Seller has not received any written notice of any material dispute with any such customer or any written notice of any plan or intention of any of such customer to terminate, cancel or otherwise adversely modify its relationship with the VAR Business.

10.12.      Customer Credits.  The net balance of the Customer Credits as set forth in Section 5.2.1 equaled $245,505.98 on July 27, 2009.

10.13.      Knowledge.  The terms “Seller’s knowledge,” “knowledge of Seller” and words of similar import shall mean the actual knowledge of Seller including, but not limited to, the actual knowledge of Michael J. Souders, Jeffrey S. Earll, Dirk H. Kjolhede, David K. Olzak and Alan E. Wise.

11.                                 Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

11.1.        Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan, with full power and authority to conduct its business as it is now conducted.

11.2.        This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.  Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and such execution and delivery have been duly authorized by all actions necessary and appropriate under the Delaware General Corporation Law.

11.3.        No Conflict.  The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not (a) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which Buyer is a party or to which Buyer or any of its assets are subject; (b) to Buyer’s knowledge, violate or conflict with any law, ordinance, code, rule, regulation, decree, order or ruling of any court, arbitral body or governmental authority, to which Buyer or any of its assets are subject; (c) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority; or (d) conflict with or result in any breach of any of the provisions of Buyer’s organizational documents.

11.4.        Buyer is not and will not be required to obtain any consent from any person or entity in connection with the execution and delivery of this Agreement or the consummation or performance of any of Contemplated Transactions.

11.5.        There is no pending or threatened action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, Buyer’s performance of any aspect of this Agreement.

12.                                 Additional Provisions — Customer Contracts.

12.1.        The Parties will work together cooperatively, each using Best Efforts, to cause the Customer Contracts to be assigned to Buyer using the form of consent attached hereto as Exhibit I.  In correspondence to such customers, Seller will request (a) the assignment of such agreements to Buyer; (b) the delegation of all duties under such agreements to Buyer; (c) the complete substitution of Buyer as the sole Party responsible for the performance of the portion of such Agreements to which are to be completed after the Effective Date; and (d) the discharge and release of Seller from all rights, obligations and liabilities under such agreements.

12.2.        Notwithstanding anything else in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Customer Contract or part thereof or any rights or benefit arising thereunder or resulting therefrom if the consent of such customer cannot reasonably be obtained, or if to attempt to obtain such consent would constitute a breach thereof, or make Seller liable for damages or other penalties thereunder.

13.                                 Additional Provisions — Employment Matters.

13.1.        Immediately after the close of business on Wednesday, August 5, 2009, Buyer will make offers of employment to each employee of Seller identified on Exhibit H attached hereto and made a part hereof (“Recruited Employees”).  Buyer shall not have any further obligation to Seller with regard to any of the Recruited Employees other than to make such offers of employment.

13.2.        For those employees who have either agreed to resign voluntarily, or have been terminated from their positions with Seller, in order to accept employment with Buyer, Seller will waive, and agree not to enforce, the non-compete provisions in any Confidentiality and Non-Competition Agreement between Seller and any such employee, but only to the extent necessary to enable any such employee to accept employment with Buyer and to provide consulting or other services to Third Parties as an employee of Buyer.  See Exhibit G.

13.3.        Within ninety (90) days after the Effective Date, Seller will waive, and agree not to enforce, the non-compete provisions in any Confidentiality and Non-Competition Agreement between Seller and Darrell Swartz, but only to the extent necessary to enable Mr. Swartz to accept employment with Buyer, and during such 90 day period of time Seller agrees that Mr. Swartz may sell VAR-related products and services for the benefit of Buyer in accordance with the terms and conditions of the alliance agreement contemplated by Section 19 hereof.  For the avoidance of doubt, Seller shall continue to pay Mr. Swartz his salary and benefits in accordance with any agreements currently existing between Seller and Mr. Swartz for so long as he remains an employee of Seller.

13.4.        All debts and liabilities relating to any former Seller employee hired by Buyer which have accrued by any such employee under Seller’s policies, but are not yet due or payable prior to the effective date of such employee’s employment by Buyer (including, without limitation, accrued vacations and paid time off), are the responsibility of Seller and will be paid in the next pay period following the Effective Date (whether such amounts are currently due or not and further whether such amounts are vested or not).  All claims, allegations, obligations, debts and liabilities relating to any former Seller employee hired by Buyer attributable to their employment with Buyer after the Effective Date are the sole responsibility of Buyer.

13.5.        For the avoidance of doubt, the Parties agree that Buyer explicitly does not assume any Liabilities arising out of any employment relationship between Seller and any of its former employees, including, without limitation, any severance payments or claims for damages by any such employee.

13.6.        Seller shall cause the emails and telephone calls received by Seller from the email account and telephone number of any employee of Seller in the VAR Business, whether hired by Buyer or not, to be forwarded to Buyer to an email account or telephone number of Buyer’s designation, for a period of one year following the Effective Date.

14.                                 Additional Provisions — Tangible Personal Property.

14.1.        All personal property will be transferred, sold and conveyed to Buyer without any express or implied warranty or representation as to their merchantability or fitness for any purpose, and without any other express or implied warranty or representation whatsoever.

14.2.        Buyer agrees that it is acquiring all such personal property “AS IS,” “WHERE IS” and “WITH ALL FAULTS.”  Buyer certifies by execution hereof that it has had an opportunity to inspect all such personal property prior to executing this Agreement; that Buyer either has inspected or waived its right to inspect such personal property for all purposes and satisfied itself as to their condition; and that it is relying upon its own examination and analysis of such personal property in entering into and in consummating this Agreement.

15.                                 Additional Covenants and Agreements of Seller.

15.1.        Seller and Buyer will use Best Efforts in good faith to negotiate a mutually acceptable agreement covering certain transitional services to be provided by each Party (“Transitional Services Agreement”) within thirty (30) days of the Effective Date.

15.2.        Seller shall pay in a timely manner all sales and use taxes resulting from or payable in connection with the sale of the Acquired Assets pursuant to this Agreement.  The Parties agree to cooperate to obtain any available exemptions from any such taxes.

16.                                 Non-Competition and Non-Solicitation Covenants.

16.1.        Seller agrees that from the period beginning on the Effective Date and continuing through the third anniversary thereof, Seller will not (1) own, manage, operate, control, hold a profits interest in or participate in the ownership, management, operation or control of, any business wherever located within the United States (whether in corporate, proprietorship or partnership form or otherwise), if such business engages in activities that compete directly with the VAR Business as the same was operated by Seller immediately prior to the Effective Date; (2) provide material financing to any business wherever located within the United States (whether in corporate, proprietorship or partnership form or otherwise), if such business derives a material amount of its revenue from activities that compete directly with the VAR Business as the same was operated by Seller immediately prior to the Effective Date; (3) employ, recruit or contact with a view toward the employment of, any employee, officer or manager of Buyer or any of its subsidiaries or Affiliates.  Notwithstanding anything in this Section 16.1 to the contrary, Seller may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.  Seller shall not be considered in violation of this Section 16.1 unless and until the aggregate dollar amount of revenue derived from competitive activities of all such businesses exceeds $4,000,000 in the aggregate annually.

16.2.        Seller acknowledges that a violation of this Section 16 would result in irreparable harm to Buyer and that damages would be an inadequate remedy.  Therefore, Seller agrees that Buyer is entitled, in addition to any other remedies, to injunctive relief to secure the specific performance of this Section 16, and to prevent a breach or contemplated breach of this Section 16, without the need to post any bond or other security of any kind.  Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 16 shall inure to the benefit of any successor of Buyer.

17.                                 Non-Disparagement.

After the Effective Date, neither Party will disparage the other Party or any of the other Party’s shareholders, directors, partners, officers, employees or agents.

18.                                 Modification of Certain Covenants.

If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Sections 16 or 17 is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 18 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  This Section 18 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Acquired Assets and to prevent any unfair advantage conferred on Seller.

19.                                 Customer and Other Business Relationships.

After the Effective Date, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Effective Date and relating to the business to be operated by Buyer after the Effective Date, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and to that effect Seller and Buyer will use Best Efforts in good faith to negotiate a mutually acceptable alliance agreement covering such matters.  Seller will refer to Buyer all inquiries relating to such business in accordance with such alliance agreement.  Neither Seller nor any of its officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Acquired Assets after the Effective Date or that would interfere with the business of Buyer to be engaged in after the Effective Date, including disparaging the name or business of Buyer.  For the avoidance of doubt, it is Seller’s intention that any such alliance agreement will provide that, in exchange for a mutually acceptable commission or other fee, Seller will propose to its customers that transactions involving value-added reseller products and services will be handled by Buyer as Seller’s alliance partner.

20.                                 Further Assurances.

The Parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions, including, but not limited to, the transfer of the licensure of any Microsoft Suite software product according to the applicable volume license agreement of Seller (to the extent if any permissible under any such license agreement).  Each Party shall promptly correct any defect or error that may be discovered in any document associated with or required by this Agreement.  Promptly upon request by a Party, the other Party shall do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all conveyances, assignments, notices of assignment, transfers, certificates, assurances and other documents and instruments as such Party may reasonable require from time to time in order:  (a) to carry out more effectively the purposes of this Agreement; (b) to perfect and maintain the validity, effectiveness and priority of any security interests intended to be created under this Agreement; and (c) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the such Party the rights granted now or hereafter intended to be granted under this Agreement, in order to carry out the intention or facilitate the performance of the provisions of this Agreement.

21.                                 Indemnification and Reimbursement by Seller.

Subject to Section 23 hereof, Seller will indemnify and hold harmless Buyer and will reimburse Buyer for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a claim asserted by any Third Party (collectively, “Damages”), arising from or in connection with:

21.1.        Any Breach of any representation or warranty made by Seller in (i) this Agreement, (ii) any transfer instrument or (iii) any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

21.2.        Any Breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

21.3.                        Any Liability arising out of the ownership or operation of the Acquired Assets prior to the Effective Date other than the Assumed Liabilities; or

21.4.                        Any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller in connection with any of the Contemplated Transactions, including, but not limited to any fee due Cherry Tree.

22.                                 Indemnification and Reimbursement by Buyer.

Subject to Section 23 hereof, Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages arising from or in connection with:

22.1.                        Any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

22.2.                        Any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

22.3.                        Any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer in connection with any of the Contemplated Transactions; or

22.4.                        Any Assumed Liabilities.

23.                                 Limitations on Liability.

Absent intentional misrepresentation or common law fraud, neither Party shall have any liability (for indemnification or otherwise) with respect to claims of any kind based on, related to or arising out of this Agreement (other than any Sublease executed in connection with this Agreement or the Transitional Services Agreement) until the total of all damages with respect to such matters exceeds One Hundred Thousand Dollars ($100,000) with respect to such Party, in which case such Party shall be obligated to indemnify the other Party for all amounts in excess of $100,000; provided, in no event will any party’s liability under, based on, related to or arising out of this Agreement exceed One Million Five Hundred Thousand Dollars ($1,500,000), regardless of the form of action, whether in contract, tort or otherwise; and provided, further, that any breaches by Buyer in relation to the Note or any breaches by Seller of Section 10.12 regarding Customer Credits shall not be subject in any way to the foregoing requirement that damages must exceed $100,000 before liability attaches.

24.                                 Remedies.

24.1.                        The rights and remedies of the Parties to this Agreement are cumulative and not alternative.  Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

25.                                 Confidentiality.

25.1.                        As used in this Section 25, the term “Confidential Information” includes any and all of the following information of Seller or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either Party (Buyer on the one hand or Seller on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other Party or its Representatives (collectively, a “Receiving Party”):

25.1.1.                           All information that is a trade secret under applicable trade secret or other law;

25.1.2.                           All information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

25.1.3.                           All information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication;

25.1.4.                           This Agreement and all terms thereof (subject, however, to Seller’s disclosure obligations under the securities laws and applicable rules and regulations of any securities exchange); and

25.1.5.                           All notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

25.2.                        From and after the Effective Date, Seller shall maintain as confidential and not use any of the Confidential Information relating to the VAR Business, Acquired Assets or the Assumed Liabilities; provided, however, that nothing in the preceding shall prohibit Seller from using any such Confidential Information as deemed necessary by Seller to comply with any law, legal process or accounting rule.  The provisions of Section 25.1 above shall not apply to or restrict in any manner Buyer’s use of or disclosure of any Confidential Information of the Seller relating to the VAR Business, to any of the Acquired Assets or to the Assumed Liabilities.

25.3.                        Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law.  If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Section 25, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Section 25 to the extent included within the definition.  In the case of trade secrets, each of Buyer and Seller hereby waives any requirement that the other Party submit proof of the economic value of any trade secret or post a bond or other security.

25.4.                        Restricted Use of Confidential Information

25.4.1.                           Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”).  Each of Buyer and Seller shall disclose the Confidential Information of the other Party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer or Seller, as the case may be, of the obligations of this Section 25 with respect to such information.  Each of Buyer and Seller shall (iv) enforce the terms of this Section 25 as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Section 25; and (vi) be responsible and liable for any breach of the provisions of this Section 25 by it or its Representatives.

25.4.2.                           Notwithstanding anything in this Agreement to the contrary, Seller shall maintain as confidential any Confidential Information of the Seller relating to any of the Acquired Assets or the Assumed Liabilities.

25.5.                        The restrictions on use or disclosure of Confidential Information set forth herein do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes part of the public domain other than as a result of a breach of this Section 25 or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; (c) was, is or becomes available to the Receiving Party on a non-confidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure; or (d) was already known by the Receiving party at the time it was received by the Disclosing Party as evidenced by written records of the Receiving Party.

25.6.                        If a Receiving Party becomes compelled in any action, arbitration, hearing, investigation, litigation or suit or is requested by a governmental body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Section 25, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 25.  In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such governmental body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 25.6 do not apply to any action, arbitration, hearing, investigation, litigation or suit between the Parties to this Agreement.

25.7.                        Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 25 shall inure to the benefit of any successors of Buyer or Seller.

25.8.                        The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections.  The Parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in any action, arbitration, hearing, investigation, litigation or suit to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d)

intend that after the Effective Date the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in any action, arbitration, hearing, investigation, litigation or suit involving either Party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

26.                                 Public Announcements.

Except to the extent impracticable with respect to Seller’s reporting obligations under the Securities Exchange Act of 1934, the Parties will cooperate to prepare mutually acceptable communications with respect to any press release or other public announcement relating to the terms of this Agreement.  The Parties further agree to conduct a joint communication of the Contemplated Transactions to all customers affected by the Contemplated Transactions.  Promptly after mutual execution of this Agreement, Seller shall inform its employees of the Contemplated Transactions.

27.                                 Fees and Expenses.

Whether or not the Contemplated Transactions are consummated, the Parties shall pay their own fees and expenses incurred in connection herewith, including all legal and accounting fees and expenses.  As Buyer has not retained a broker, all broker fees payable in connection with the Contemplated Transactions are to be paid by Seller.

28.                                 Miscellaneous.

28.1.                        This Agreement constitutes the entire and exclusive agreement between the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof, and supersedes any and all prior agreements or understandings between the Parties with respect to the subject matter hereof (including but not limited to that certain letter of intent between the Parties dated July 15, 2009).

28.2.                        No failure on the part of Seller or Buyer to exercise and no delay in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.

28.3.                        This Agreement cannot be altered, amended or modified except in writing executed by an authorized representative of each Party; and no amendment, modification or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by each Party, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

28.4.                        In the event of any dispute, claim, question or disagreement arising from or relating to this Agreement or the breach or claimed breach thereof, the Parties will use good faith efforts to settle the dispute, claim, question or disagreement.  To this effect, they will consult and negotiate with each other in good faith and attempt to reach a just and equitable solution satisfactory to both Parties.  If they do not reach such solution within 30 days, then each Party is free to pursue whatever legal remedies that may then be available to it (provided, that either Party may pursue an action for specific performance or injunctive relief at any time).

28.5.                        All accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

28.6.                        All representations, warranties, covenants and obligations in this Agreement, the certificates delivered pursuant to Section 8.1 and 8.2 and any other certificate or document delivered pursuant to this Agreement shall survive the Effective Date and the consummation of the Contemplated Transactions, for a period of eighteen (18) months following the Effective Date; provided, however, the representations and warranties of Seller set forth in Sections 10.4 (“No Conflict”), 10.6 (“Taxes”) and 10.7 (“Title”) shall survive for a period of six (6) years following the Effective Date.  The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

28.7.                        The words “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof.  The word “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.  The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.  Capitalized terms shall have the meanings ascribed to them in this Agreement.  The Recitals above are true and correct and are part of this Agreement.

28.8.                        Any notice, election, demand, request, consent, approval, concurrence or other communication (collectively, a “notice”) given or made under any provision of this Agreement shall be deemed to have been sufficiently given or made for all purposes only if it is in writing and it is:  (a) delivered personally to the party to whom it is directed; (b) sent by first class mail or overnight express mail, postage and charges prepaid, addressed to the party to whom it is directed, at his, her or its address set forth below; or (c) telecopied to the party to whom it is directed, at his, her or its address set forth below:

[THIS SPACE INTENTIONALLY LEFT BLANK]

If to Seller:	If to Buyer:

Analysts International Corporation	Netarx LLC
3601 W. 76th Street	30840 Northwestern Highway, Suite 250
Minneapolis, Minnesota 55435	Farmington Hills, Michigan 48334
Att’n: Chief Financial Officer	Att’n: Duane Tursi, CEO

With a copy to:	With a copy to:

Fredrikson & Byron, P.A. 200 South Sixth Street, Suite 4000 Minneapolis, MN 55402 Attention: Ryan Brauer, Esq. Fax: (612) 492-7077	Jaffe, Raitt, Heuer & Weiss, P.C. 27777 Franklin Road, Suite 2500 Southfield, Michigan 48034 Attention: Arthur A. Weiss, Esq. Fax: (248) 351-3082

The date of giving of any such notice, consent, waiver or other communication shall be (i) the date of delivery if hand delivered, (ii) the date of receipt for certified or registered mail, (iii) the day after delivery to the overnight courier service if sent thereby, and (iv) the date of telephone facsimile transmission on production of a transmission report by the machine from which the facsimile was sent that indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

28.9.                        Subject to Sections 16.2 and 25.7, this Agreement shall be governed by the internal laws of the State of Michigan applicable to contracts wholly executed and performed therein.  Whenever possible, each provision of this Agreement and shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

28.10.                  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may assign this Agreement, in whole or in part, to an Affiliate.

28.11.                  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together will constitute one and the same Agreement.  To expedite matters, both Parties agree that the other Party may treat a faxed version of this Agreement as an original document; nevertheless, either Party may require the other to exchange original signed documents.

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed as of the Effective Date.

Netarx LLC		Analysts International Corporation

By:	/s/ Duane Tursi	By:	/s/ Randy Strobel
Title:	CEO	Title:	SVP and CFO
Date:	8/4/09	Date:	August 4, 2009

Exhibit K — Form of Promissory Note

(Section 5.2.2)

$750,000.00	August 4, 2009

FOR VALUE RECEIVED, the undersigned Maker promises to pay to Analysts International Corporation, at Minneapolis, Minnesota, or such other place as the holder of this Note may designate in writing to Maker, the principal sum of Seven Hundred Fifty Thousand Dollars ($750,000.00), subject to the vesting conditions stated below.  Principal is due and payable in lawful money of the United States of America.

The vesting conditions of this Note are as follows:

(a)                                  On August 17, 2009, a percentage of the face value of this Note equal to the percent of the revenues of the VAR Business for the two consecutive fiscal quarters of Seller ending on July 4, 2009 attributable to Customer Contracts for which consents shall have been received with respect to the assignment to Maker/Buyer (or an Affiliate of Buyer) of such Customer Contracts shall immediately vest and shall be payable in accordance with the terms hereof.

(b)                                 On October 5, 2009, an additional percentage of the face value of this Note equal to the cumulative percentage of the revenues of the VAR Business for the two consecutive fiscal quarters of Seller ending on July 4, 2009 attributable to Customer Contracts for which consents shall have been received prior to October 5, 2009 with respect to the assignment to Maker/Buyer (or an Affiliate of Buyer) of such Customer Contracts, shall immediately vest and shall be payable in accordance with the terms hereof.

(c)                                  On December 31, 2009, the percentage of the face value of this Note equal to the cumulative percentage of the revenues of the VAR Business for the two consecutive fiscal quarters of Seller ending on July 4, 2009 attributable to Customer Contracts for which consents shall have been received prior to December 31, 2009 with respect to the assignment to Maker/Buyer (or an Affiliate of Buyer) of such Customer Contracts, shall immediately vest and shall be payable in accordance with the terms hereof.

(d)                                 If at any time before the close of business on December 31, 2009 consents shall have been received with respect to the assignment to Maker/Buyer (or an Affiliate of Buyer) of Customer Contracts representing at least ninety percent (90%) of the revenues of the VAR Business for the two consecutive fiscal quarters of Seller ending on July 4, 2009, then one hundred percent (100%) of the face value of the Note shall immediately vest (i.e., $750,000) and any amount of the face value of the Note not previously vested pursuant to paragraphs (a), (b) or (c) above, shall immediately vest and be payable in accordance with the terms hereof.

(e)                                  For all purposes of this Note, Customer Contracts for which no consent is required (or for which only notice be given and delivered in order to effectuate an assignment) shall be deemed to have received consent in determining the amount to be vested under this Note.

This Note is the Promissory Note referenced in, and arising out of, that certain Asset Purchase Agreement between Maker and Analysts International Corporation dated July 24, 2009 (the “Purchase Agreement”).  Capitalized terms set forth in this Note, not otherwise defined herein, shall have the meanings set forth in the Purchase Agreement.  This Note is subject to, and governed by, the terms and conditions of the Purchase Agreement, which terms and conditions are incorporated herein by reference and made a part hereof with the same force and effect as if such terms and conditions were fully stated herein.

All vested principal is due and payable in a single lump sum on or before August 16, 2010.  No interest shall be payable on this Note.

This Note may be fully or partially prepaid at any time during the term of this Note without penalty or premium.

If default occurs in the payment of any amount due under this Note when due, or upon the occurrence of any “Material Breach,” as that term is defined in the Purchase Agreement, which Material Breach remains uncured for ten days after notice thereof or is infeasible of cure, the entire principal balance under this Note shall at once become due and payable, without notice, at the option of the holder of this Note.  Any failure to exercise such option shall not constitute a waiver of the right to exercise it in the event of any subsequent default.

Maker waives presentment, dishonor, protest, demand, diligence, notice of protest, notice of demand, notice of dishonor, notice of nonpayment, and any other notice of any kind otherwise required by law in connection with the delivery, acceptance, performance, default, enforcement or collection of this Note and expressly agrees that this Note, or any payment hereunder, may be extended or subordinated (by forbearance or otherwise) at any time, without in any way affecting the liability of Maker.

Maker agrees to pay on demand all costs of collecting or enforcing payment under this Note, including attorneys’ fees and legal expenses, whether suit be brought or not, and whether through courts of original jurisdiction, courts of appellate jurisdiction, or bankruptcy courts, or through other legal proceedings.

This Note may not be amended or modified, nor shall any waiver of any provision hereof be effective, except only by an instrument in writing signed by the party against whom enforcement of any amendment, modification or waiver is sought.

If as of August 16, 2010 (the “Due Date”) there exists any unresolved indemnification claim for Damages made by Buyer against Seller under Section 21 of the Purchase Agreement (a “Contested Claim”), and any principal amount under this Note has not been paid, then (i) the amount at issue in the Contested Claim (the “Contested Amount”) shall be deposited into escrow on the Due Date, and shall be held and disbursed in accordance with the terms of an escrow agreement for the purpose of satisfying the Contested Amount.  For purposes of this Note, Seller and Buyer will use Best Efforts in good faith to negotiate a mutually acceptable escrow agreement within fifteen (15) days of the Due Date.  Otherwise, all amounts, if any, due as of the Due Date, or any time thereafter under this Note other than the Contested Amount shall be immediately due and payable to Seller.

This Note shall be governed by and construed according to the laws of the State of Minnesota without regard to conflicts of laws principles.

MAKER:

Netarx LLC

By
Its

[END OF EXHIBIT K]

[END OF ASSET PURCHASE AGREEMENT]